EXHIBIT 2

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT, dated as of November 10, 2015 (this “Agreement”), among The Kroger Co., an Ohio corporation (“Parent”), KS Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), and each of the Persons listed as a “Stockholder” on the signature pages hereto (collectively, the “Stockholders”).

WHEREAS, as a condition and inducement to Parent’s and Acquisition Sub’s willingness to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Acquisition Sub and Roundy’s Inc., a Delaware corporation (the “Company”), simultaneously therewith, Parent has requested the Stockholders, and the Stockholders have agreed, to enter into this Agreement with respect to all of the outstanding shares of common stock, par value $0.01 per share, of the Company that the Stockholders Beneficially Own (as defined in Section 6.10 below) at any time during the Support Period (as defined in Section 6.10 below).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
Agreement to Tender

Section 1.01   Tender of Shares.  The Stockholders agree: (i) to promptly (and, in any event, not later than seven (7) Business Days after commencement of the Offer) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, all of the outstanding Company Shares Beneficially Owned by the Stockholders (free and clear of any Liens or restrictions, except for any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder that would not in any event prevent the Stockholders from tendering their Company Shares in accordance with this Agreement or otherwise complying with the Stockholders’ obligations under this Agreement); and (ii) if the Stockholders acquire Beneficial Ownership of any additional outstanding Company Shares during the Support Period, to promptly (and, in any event, not later than three (3) Business Days after the acquisition of Beneficial Ownership of such additional outstanding Company Shares) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, all of such additional Company Shares (free and clear of any Liens or restrictions, except for any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder that would not in any event prevent the Stockholders from tendering their Company Shares in accordance with this Agreement or otherwise complying with the Stockholders’ obligations under this Agreement).

Section 1.02   No Withdrawal.  The Stockholders agree not to withdraw, and not to cause or permit to be withdrawn, any Company Shares from the Offer unless and until (i) the Offer expires without Acquisition Sub having accepted for payment any Company Shares tendered in the Offer or (ii) termination of this Agreement in accordance with Section 6.03 hereof.

Section 1.03   Conditional Obligation.  The Stockholders acknowledge and agree that Acquisition Sub’s obligation to accept for payment Company Shares tendered into the Offer, including any Company Shares tendered by the Stockholders, is subject to the terms and conditions of the Merger Agreement and the Offer.

ARTICLE 2
Voting Agreement; Grant of Proxy

Section 2.01 .  Voting Agreement.  The Stockholders hereby agree that, during the Support Period, the Stockholders will not vote any outstanding Company Shares Beneficially Owned by them in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger or (iii) corporate action the consummation of which would prevent, or materially delay the consummation, of any of the transactions contemplated by the Merger Agreement. The Stockholders shall use their reasonable best efforts to ensure that, during the Support Period, any other Person having voting power with respect to any outstanding Company Shares Beneficially Owned by the Stockholders will not vote any such shares in favor of or consent to, and will vote against, the approval of the matters described in clauses (i) through (iii) of the preceding sentence.

Section 2.02 .  Irrevocable Proxy.  The Stockholders hereby revoke (or agree to cause to be revoked) any and all previous proxies granted with respect to the outstanding Company Shares Beneficially Owned by the Stockholders.  By entering into this Agreement, the Stockholders hereby grant a proxy appointing Parent as the Stockholders’ attorney-in-fact and proxy, with full power of substitution, for and in the Stockholders’ name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 2.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the outstanding Company Shares Beneficially Owned by the Stockholders.  The proxy granted by the Stockholders pursuant to this Article 2 is irrevocable and is granted in consideration of Parent and Acquisition Sub entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses.  The proxy granted by the Stockholders shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2.01 above.  The proxy granted by the Stockholders shall be revoked, terminated and of no further force or effect, automatically and without further action, upon termination of this Agreement in accordance with Section 6.03 hereof.

ARTICLE 3
Representations and Warranties of Stockholder

The Stockholders represent and warrant to Parent that:

Section 3.01 .  Corporation Authorization.  The execution, delivery and performance by the Stockholders of this Agreement and the consummation by the Stockholders of the transactions contemplated hereby are within the powers of the Stockholders and, if applicable, have been duly authorized by all necessary corporate, company, partnership or other action.  This Agreement constitutes a legal, valid and binding agreement of the Stockholders, enforceable against the Stockholders in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally, to rules of law governing specific performance, injunctive relief and other equitable remedies, to approval by the Company Board of this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL and to the federal securities laws and rules promulgated thereunder, including but not limited to, any withdrawal rights under the tender offer rules.  If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 3.02 .  Non-Contravention.  The execution, delivery and performance by the Stockholders of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws, or other comparable charter or organizational documents, of the Stockholders, if any, (ii) violate any Applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Stockholders are entitled under any provision of any Contract binding on the Stockholders or any of the Stockholders’ properties or assets, including the Company Shares Beneficially Owned by the Stockholders or (iv) result in the imposition of any Lien on any asset of the Stockholders.

Section 3.03 .  Ownership of Shares.  Each Stockholder is the respective Beneficial Owner of the Company Shares set forth on the signature page hereto opposite such Stockholder’s name, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Company Shares Beneficially Owned by the Stockholders), except for any applicable restrictions on transfer under the federal or state laws and the rules and regulations promulgated thereunder that would not in any event prevent the Stockholders from tendering their Company Shares in accordance with this Agreement or otherwise complying with the Stockholders’ obligations under this Agreement.  None of such Company Shares is subject to any voting trust or other Contract with respect to the voting of such Company Shares except (i) as set forth in this Agreement or (ii) as would not prevent or materially delay the consummation by the Stockholders of the transactions contemplated hereby or the performance by the Stockholders of its covenants and obligations hereunder.

Section 3.04 .  Total Shares.  Except for the Company Shares set forth on the signature page hereto, the Stockholders do not Beneficially Own any (i) shares of capital stock or voting securities of the Company or (ii) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 3.05.  No Litigation.  As of the date of this Agreement, there is no suit, claim, action, investigation or other Legal Proceeding pending or, to the knowledge of the Stockholders, threatened against any of the Stockholders at law or in equity before or by any Governmental

Authority that could reasonably be expected to impair the ability of the Stockholders to perform the Stockholders’ obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE 4
Representations and Warranties of Parent and Acquisition Sub

Parent and Acquisition Sub represent and warrant to the Stockholders:

Section 4.01 .  Corporation Authorization.  The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby are within the corporate powers of Parent and the corporate powers of Acquisition Sub and have been duly authorized by all necessary corporate action.  This Agreement constitutes a valid and binding agreement of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE 5
Covenants of Stockholder

The Stockholders hereby covenant and agree that:

Section 5.01 .  No Proxies for, Encumbrances on or Disposition of Shares.

(i) During the Support Period, except pursuant to the terms of this Agreement, the Stockholders shall not, without the prior written consent of Parent, directly or indirectly, (a) grant any proxies, or enter into any voting trust or other Contract, with respect to the voting of any Company Shares Beneficially Owned by the Stockholders, (b) sell, assign, transfer, tender, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect sale, assignment, transfer, tender, encumbrance or other disposition of, any such Company Shares or (c) take any other action that would make any representation or warranty of the Stockholders contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of the Stockholders’ obligations hereunder, or seek to do or solicit any of the foregoing actions, or cause or permit any other Person to take any of the foregoing actions.  Without limiting the generality of the foregoing, during the Support Period, the Stockholders shall not tender, agree to tender or cause or permit to be tendered any Company Shares Beneficially Owned by the Stockholders into or otherwise in connection with any tender or exchange offer, except pursuant to the Offer.

(ii) Notwithstanding the foregoing clause (i), the Stockholders may transfer Company Shares held by the Stockholders to a trust for the benefit of any of the Stockholders or any member of Stockholder’s immediate family; provided that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

Section 5.02 .  Other Offers.  Neither the Stockholders (in the Stockholders’ capacity as such), nor any of the Stockholders’ Subsidiaries, if any, shall, nor shall the Stockholders or any of the Stockholders’ Subsidiaries, if any, authorize or permit any of their or their respective Representatives to, and the Stockholders shall instruct, and cause each applicable Subsidiary of the Stockholders to instruct, each such Representative not to, directly or indirectly, take any of the following actions: (i) solicit, initiate, cause or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal; or (iv) enter into any Contract contemplating or otherwise relating to an Acquisition Transaction.  The Stockholders shall, and shall cause their Subsidiaries, if any, and Representatives to immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal, and shall request the return from all such Persons or the destruction by such Persons of all copies of confidential information previously provided to such Persons by the Stockholders, their Subsidiaries or Representatives.  Nothing in this Agreement shall be construed to prohibit any Stockholder or any of such Stockholder’s Representatives who is an officer or member of the Board of Directors of the Company from taking any action in his or her capacity as an officer or member of the Board of Directors of the Company or, subject to the provisions in the Merger Agreement, from taking any action with respect to any Acquisition Proposal in such Person’s capacity as an officer or member of such Board of Directors.

Section 5.03 .  Communications.  The Stockholders, and each of the Stockholders’ Subsidiaries, if any, shall not, and shall cause their respective officers, directors, employees or other Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent.  The Stockholders hereby (i) consent to and authorize the publication and disclosure by Parent, Acquisition Sub and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or any other transaction contemplated by the Merger Agreement) of: (a) the Stockholders’ identity; (b) the Stockholders’ Beneficial Ownership of Company Shares; and (c) the nature of the Stockholders’ commitments, arrangements and understandings under this Agreement and (ii) agrees as promptly as practicable to notify Parent, Acquisition Sub and the Company of any required corrections with respect to any written information supplied by the Stockholders specifically for use in any such disclosure document.  Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by any Stockholder or any of such Stockholder’s

Representatives who is an officer or member of the Board of Directors of the Company, solely in their capacity as such, as permitted by the Merger Agreement.

Section 5.04 .  Additional Shares.  In the event that the Stockholders acquire Beneficial Ownership of, or the power to dispose of or vote or direct the disposition or voting of, any additional Company Shares or other interests in or with respect to the Company, such Company Shares or other interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of Company Shares Beneficially Owned by the Stockholders set forth on the signature page hereto will be deemed amended accordingly.  The Stockholders shall promptly notify Parent and Acquisition Sub of any such event.

Section 5.05 .  Waiver of Appraisal and Dissenters’ Rights and Actions.  The Stockholders hereby (i) waive and agree not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Company Shares Beneficially Owned by the Stockholders or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Legal Proceeding, against Parent, Acquisition Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any Legal Proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby.

ARTICLE 6
Miscellaneous

Section 6.01 .  Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party hereto consisting of more than one Person are several and not joint.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  The word “or” has the inclusive meaning represented by the phrase “and/or.”  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 6.02 .  Further Assurances.  Parent and the Stockholders (in capacity as such) will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other may be reasonably request to consummate and make effective the transactions contemplated by this Agreement.  The Stockholders shall, to the extent requested by Parent, promptly: (i) use commercially reasonable efforts to cause each other Person having voting power with respect to any Company Shares Beneficially Owned by the Stockholders to execute and deliver to Parent a proxy with respect to such shares, which shall be identical to the proxy in Section 2.02 above; and (ii) upon request, surrender the certificates representing the Company Shares owned of record by the Stockholders, and use commercially reasonable efforts to request the certificates representing any other outstanding Company Shares Beneficially Owned by the Stockholders, to be surrendered so that the transfer agent for such shares may affix thereto an appropriate legend referring to this Agreement.

Section 6.03 .  Amendments; Termination.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.  This Agreement shall terminate automatically with respect to a Stockholder upon the earliest of (i) the Effective Time, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) the acquisition by Parent of all of the outstanding Company Shares Beneficially Owned by such Stockholder, whether pursuant to the Offer or otherwise or (iv) the entry, without the prior written consent of Willis Stein & Partners Management III, L.L.C., into any amendment or modification to the Merger Agreement or any waiver of any of the Company’s rights under the Merger Agreement, in each case, that reduces the amount, changes the form or otherwise materially adversely effects the consideration payable to the Stockholders under the Merger Agreement as in effect on the date hereof; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination and this Section 6.03 shall survive any termination of this Agreement.

Section 6.04 .  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.05 .  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Stockholders may not assign, delegate or otherwise transfer any of their rights or obligations under this Agreement without the prior written consent of Parent, except in accordance with the terms of this Agreement.  Any assignment, delegation or transfer in violation of the foregoing shall be null and void.

Section 6.06 .  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective.  Until and unless each party has received a counterpart hereof signed by the other party hereto and the Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.07 .  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.08 .  Specific Performance.  The parties hereto agree that irreparable damage to Parent or Acquisition Sub would occur, damages would be incalculable and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Agreement were not performed by the Stockholders in accordance with the terms hereof, and that each of Parent and Acquisition Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the Stockholders’ performance of the terms and provisions hereof, in addition to any other remedy to which Parent or Acquisition Sub may be entitled at law or in equity.  The Stockholders hereby waive any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent or Acquisition Sub.

Section 6.09 .  Defined Terms.  For the purposes of this Agreement:

(i)  Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(ii)  The Stockholders shall be deemed to “Beneficially Own” or to have acquired “Beneficial Ownership” of a security if any of the Stockholders (a) is the record owner of such security; or (b) is the “beneficial owner” with respect to the investment authority of such security (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(iii)  “Support Period” shall mean the period from the date of this Agreement through the date upon which this Agreement terminates in accordance with Section 6.03 hereof.

Section 6.10 .  Action in the Stockholders’ Capacity Only.  The Stockholders, if directors or officers of the Company, do not make any agreement or understanding herein as directors or officers of the Company.  The Stockholder sign this Agreement solely in their capacity as a Beneficial Owner of the Company Shares Beneficially Owned by the Stockholders, and nothing herein shall limit or affect any actions taken in a Stockholder’s capacity as an officer or director of the Company, including complying with or exercising such Stockholder’s fiduciary duties as a member of the Board of Directors of the Company.

Section 6.11 .  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

if to Parent or Acquisition Sub, to:

The Kroger Co.
1014 Vine Street
Cincinnati, Ohio  45201
Attention: General Counsel
Facsimile No.: 513-762-4935

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY  10153
Attention: Michael J. Aiello
Facsimile No.: (212) 310-8007

if to a Stockholder, to: the address for notice set forth on the signature page hereto with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention:  Richard J. Campbell, P.C.
                 Robert E Goedert
Facsimile No.: (312) 862-2200

Section 6.12 .  Governing Law and Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 6.11, or in such other manner as may be permitted by applicable Law, and nothing in this Section 6.12, shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts.  Each of Parent and Acquisition Sub agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 6.13.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.14 .  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 6.15 .  Waiver.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 6.16 .  No Ownership Interest.  All rights, ownership and economic benefits of and relating to the Company Shares Beneficially Owned by the Stockholders at a given time shall remain vested in and belong to the Stockholders as of such time, and Parent shall have no authority to exercise any power or authority to direct the Stockholders in the voting of any of the Company Shares Beneficially Owned by the Stockholders, except as otherwise specifically provided herein, or in the performance of the Stockholders’ duties or responsibilities as stockholders of the Company.

Section 6.17   Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

The Kroger Co.
By:	/s/ J. Michael Schlotman
	Name:	J. Michael Schlotman
	Title:	Executive Vice President and Chief Financial Officer

KS Merger Sub Inc.
By:	/s/ Stacey M. Heiser
	Name:	Stacey M. Heiser
	Title:	Vice President and Secretary

Signature Page to Tender and Support Agreement

STOCKHOLDERS: WILLIS STEIN & PARTNERS III SUB, L.P. By:Willis Stein & Partners Management III, L.P. Their: General Partner By: Willis Stein & Partners Management III, L.L.C. Its: General Partner
By:	/s/ David Mills
	Name:	David Mills
	Title:	Chief Financial Officer

WILLIS STEIN & PARTNERS DUTCH III-A SUB, L.P. By:Willis Stein & Partners Management III, L.P. Their: General Partner By: Willis Stein & Partners Management III, L.L.C. Its: General Partner
By:	/s/ David Mills
	Name:	David Mills
	Title:	Chief Financial Officer

WILLIS STEIN & PARTNERS DUTCH III-B SUB, L.P. By:Willis Stein & Partners Management III, L.P. Their: General Partner By: Willis Stein & Partners Management III, L.L.C. Its: General Partner
By:	/s/ David Mills
	Name:	David Mills
	Title:	Chief Financial Officer

WILLIS STEIN & PARTNERS III-C SUB, L.P. By:Willis Stein & Partners Management III, L.P. Their: General Partner By: Willis Stein & Partners Management III, L.L.C. Its: General Partner
By:	/s/ David Mills
	Name:	David Mills
	Title:	Chief Financial Officer

c/o Willis Stein & Partners
Northbrook, IL 60062
1033 Skokie Boulevard, Suite 360
Attention:  David Mills

Record Owner	Shares Beneficially Owned	Shares Owned of Record
Willis Stein & Partners III Sub, L.P.	3,334,911	3,334,911
Willis Stein & Partners Dutch III-A Sub, L.P.	100,413	100,413
Willis Stein & Partners Dutch III-B Sub, L.P.	100,413	100,413
Willis Stein & Partners III-C Sub, L.P.	28,920	28,920